FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated September 21, 2011	Registration No. 333-160604
Registration No. 333-160604-02

GE EQUIPMENT MIDTICKET LLC, SERIES 2011-1
Issuing Entity
$522,210,000 Asset Backed Notes

CEF EQUIPMENT HOLDING, L.L.C.
Depositor

GENERAL ELECTRIC CAPITAL CORPORATION
Sponsor and Servicer

The Depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated September 21, 2011 and a prospectus dated September 21, 2011, which describe the Class A Notes and  the Class B Notes (collectively, the “Notes”) to be issued by the Issuing Entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Notes.

Ratings

We will not issue the Notes unless:

•
the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAAsf/Aaa (sf)) obligations by Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively,

•	the Class A-1 Notes are rated in the highest rating category for short-term (F1+sf/P-1 (sf)) obligations by Fitch and Moody’s, respectively, and

•	The Class B Notes are rated AAsf by Fitch and Aa2 (sf) by Moody’s, respectively.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the post-effective amendments thereto and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor will arrange to send you the prospectus if you request it by calling its Manager, Investment Relations at (203) 357-4328.

Joint Bookrunners of the Notes

RBS	BofA Merrill Lynch

Co-Managers of the Notes

Castle Oak Securities, L.P.	RBC Capital Markets